SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Kennedy-Wilson Holdings, Inc.

(Name of Issuer)

Common Stock, $0.0001 Par Value

(Title of Class of Securities)

489398107

(CUSIP Number)

Peter Clarke

President and Chief Operating Officer

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Sean J. Skiffington

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

June 16, 2023

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☒

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canadian

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 31,320,470

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,320,470

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,320,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 19.9%

14	Type of Reporting Person IN

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SECOND 810 HOLDCO LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 31,320,470

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,320,470

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,320,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 19.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SECOND 1109 HOLDCO LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 31,320,470

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,320,470

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,320,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 19.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 31,320,470

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,320,470

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,320,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 19.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 12002574 CANADA INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 31,320,470

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,320,470

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,320,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 19.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 31,320,470

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,320,470

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,320,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 19.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 28,789,707

	9	Sole Dispositive Power

	10	Shared Dispositive Power 28,789,707

11	Aggregate Amount Beneficially Owned by Each Reporting Person 28,789,707

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 18.3%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 21,142,357

	9	Sole Dispositive Power

	10	Shared Dispositive Power 21,142,357

11	Aggregate Amount Beneficially Owned by Each Reporting Person 21,142,357

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 13.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 616,903

	9	Sole Dispositive Power

	10	Shared Dispositive Power 616,903

11	Aggregate Amount Beneficially Owned by Each Reporting Person 616,903

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) WENTWORTH INSURANCE COMPANY LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 616,903

	9	Sole Dispositive Power

	10	Shared Dispositive Power 616,903

11	Aggregate Amount Beneficially Owned by Each Reporting Person 616,903

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 3,152,675

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,152,675

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,152,675

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT INSURANCE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 3,152,675

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,152,675

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,152,675

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT SYNDICATES LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 200,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 200,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 200,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT REINSURANCE (BERMUDA) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,952,675

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,952,675

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,952,675

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 11,697,814

	9	Sole Dispositive Power

	10	Shared Dispositive Power 11,697,814

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,697,814

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 7.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY GROUP HOLDINGS, INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 11,697,814

	9	Sole Dispositive Power

	10	Shared Dispositive Power 11,697,814

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,697,814

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 7.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 11,569,848

	9	Sole Dispositive Power

	10	Shared Dispositive Power 11,569,848

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,569,848

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 7.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 1,058,741

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,058,741

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,058,741

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 804,925

	9	Sole Dispositive Power

	10	Shared Dispositive Power 804,925

11	Aggregate Amount Beneficially Owned by Each Reporting Person 804,925

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE INSURANCE COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 253,816

	9	Sole Dispositive Power

	10	Shared Dispositive Power 253,816

11	Aggregate Amount Beneficially Owned by Each Reporting Person 253,816

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,641,526

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,641,526

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,641,526

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,641,526

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,641,526

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,641,526

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,320,763

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,320,763

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,320,763

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.5%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH NATIONAL INSURANCE CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 670,822

	9	Sole Dispositive Power

	10	Shared Dispositive Power 670,822

11	Aggregate Amount Beneficially Owned by Each Reporting Person 670,822

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 670,822

	9	Sole Dispositive Power

	10	Shared Dispositive Power 670,822

11	Aggregate Amount Beneficially Owned by Each Reporting Person 670,822

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RESOLUTION GROUP REINSURANCE (BARBADOS) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,132,195

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,132,195

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,132,195

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 616,903

	9	Sole Dispositive Power

	10	Shared Dispositive Power 616,903

11	Aggregate Amount Beneficially Owned by Each Reporting Person 616,903

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE FINANCIAL CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 3,877,772

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,877,772

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,877,772

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.5%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1102952 B.C. UNLIMITED LIABILITY COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,838,257

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,838,257

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,838,257

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,838,257

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,838,257

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,838,257

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY (EUROPE) DAC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization IRELAND

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 616,903

	9	Sole Dispositive Power

	10	Shared Dispositive Power 616,903

11	Aggregate Amount Beneficially Owned by Each Reporting Person 616,903

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,838,257

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,838,257

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,838,257

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY, LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,838,257

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,838,257

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,838,257

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,838,257

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,838,257

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,838,257

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,221,354

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,221,354

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,221,354

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.2%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW HAMPSHIRE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,221,354

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,221,354

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,221,354

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.2%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) AW UNDERWRITERS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,189,395

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,189,395

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,189,395

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,189,395

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,189,395

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,189,395

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD SURPLUS LINES INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ARKANSAS

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 664,940

	9	Sole Dispositive Power

	10	Shared Dispositive Power 664,940

11	Aggregate Amount Beneficially Owned by Each Reporting Person 664,940

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY (U.S.) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 996,104

	9	Sole Dispositive Power

	10	Shared Dispositive Power 996,104

11	Aggregate Amount Beneficially Owned by Each Reporting Person 996,104

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRC REINSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 616,903

	9	Sole Dispositive Power

	10	Shared Dispositive Power 616,903

11	Aggregate Amount Beneficially Owned by Each Reporting Person 616,903

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

Explanatory note

Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Amendment No. 2 to Schedule 13D (this “Amendment No. 2”) amends and supplements the statement on Schedule 13D filed with the United States Securities and Exchange Commission (the “SEC”) on November 2, 2023 (as amended and supplemented prior to the date hereof, the “Original Schedule 13D” and, as amended and supplemented by this Amendment No. 2, the “Schedule 13D”). The class of securities to which this statement relates is the Common Stock, $0.0001 par value (“Shares”), of Kennedy-Wilson Holdings, Inc. (“Kennedy-Wilson”). The address of the principal executive offices of Kennedy-Wilson is 151 S El Camino Drive, Beverly Hills, CA 90212.

This Amendment No. 2 is filed in connection Fairfax entering into an amendment to the New Securities Purchase Agreement (as defined below) and closing its transaction with Kennedy-Wilson for the purchase of (i) 200,000 shares of Kennedy-Wilson's to-be-designated 6.00% Series C Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”); and (ii) 12,338,062 warrants (collectively, the “New Purchased Securities”) (as described below).

The following amendments to Items 2, 5, 6 and 7 of the Original Schedule 13D are hereby made:

Item 2.	Identity and Background.

Item 2 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

“This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.	V. Prem Watsa, an individual, is a citizen of Canada, and is the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited. Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

2.	The Second 810 Holdco Ltd. (“810 Holdco”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. 810 Holdco is an investment holding company. The principal business and principal office address of 810 Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada, M5J 2N7;

3.	The Second 1109 Holdco Ltd. (“Holdco”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. Holdco is an investment holding company. The principal business and principal office address of Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada, M5J 2N7;

4.	The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, is controlled by V. Prem Watsa. Sixty Two is an investment holding company. The principal business and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L2;

5.	12002574 Canada Inc. (“12002574”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. 12002574 is an investment holding company. The principal business and principal office address of 12002574 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

6.	Fairfax Financial Holdings Limited (“Fairfax”) is a corporation incorporated under the laws of Canada. Fairfax is a holding company. The principal business and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

7.	FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. FFHL is a holding company. The principal business and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

8.	Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. Fairfax US is a holding company. The principal business and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

9.	Fairfax (Barbados) International Corp. (“Fairfax Barbados”), a corporation incorporated under the laws of Barbados, is a wholly owned subsidiary of Fairfax. Fairfax Barbados is an investment holding company. The principal business and principal office address of Fairfax Barbados is #12 Pine Commercial Centre, The Pine, St. Michael, Barbados, BB11103;

10.	Wentworth Insurance Company Ltd. (“Wentworth”), a corporation incorporated under the laws of Barbados, is a wholly owned subsidiary of Fairfax. The principal business of Wentworth is reinsurance. The principal business and principal office address of Wentworth is #12 Pine Commercial Centre, The Pine, St. Michael, Barbados, BB11103;

11.	Brit Limited (“Brit”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Brit is a holding company. The principal business and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

12.	Brit Insurance Holdings Limited (“Brit Insurance”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Brit Insurance is a holding company. The principal business and principal office address of Brit Insurance is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

13.	Brit Syndicates Limited (“Brit Syndicates”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. The principal business of Brit Syndicates is insurance. The principal business and principal office address of Brit Syndicates is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

14.	Brit Reinsurance (Bermuda) Limited (“Brit Reinsurance”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. The principal business of Brit Reinsurance is reinsurance. The principal business and principal office address of Brit Reinsurance is Clarendon House, 2 Church Street, Hamilton, Bermuda, HM 11;

15.	Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. Odyssey is a holding company. The principal business and principal office address of Odyssey is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

16.	Odyssey Group Holdings, Inc. (“Odyssey Group”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. Odyssey Group is a holding company. The principal business and principal office address of Odyssey Group is 300 First Stamford Place, Stamford, Connecticut, USA, 06902;

17.	Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut, is a subsidiary of Fairfax. The principal business of Odyssey Reinsurance is reinsurance. The principal business and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut, USA, 06902;

18.	Newline Holdings UK Limited (“Newline UK”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Newline UK is a holding company. The principal business and principal office address of Newline UK is 1 Fen Court, London, England, EC3M 5BN;

19.	Newline Corporate Name Limited (“Newline”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Newline is a Corporate Member of Lloyd’s (and the sole capital provider to Newline Syndicate 1218 at Lloyd’s). The principal business and principal office address of Newline is 1 Fen Court, London, England, EC3M 5BN;

20.	Newline Insurance Company Limited (“Newline Insurance”), a company incorporated under the laws of England and Wales, is a subsidiary of Fairfax. The principal business address and principal office address of Newline Insurance is 1 Fen Court, London, England, EC3M 5BN;

21.	Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. Crum & Forster is a holding company. The principal business and principal office address of Crum & Forster is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

22.	United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. The principal business of US Fire is insurance. The principal business and principal office address of US Fire is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

23.	The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey, is a wholly owned subsidiary of Fairfax. The principal business of North River is insurance. The principal business and principal office address of North River is 305 Madison Avenue, Morristown, New Jersey, USA, 07962;

24.	Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware, is wholly owned subsidiary of Fairfax. ZNIC is a holding company. The principal business and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California, USA, 91367-5021;

25.	Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California, is a wholly owned subsidiary of Fairfax. The principal business of Zenith is workers’ compensation insurance. The principal business and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California, USA, 91367-5021;

26.	Resolution Group Reinsurance (Barbados) Limited (“Resolution”), a corporation incorporated under the laws of Barbados, is a wholly owned subsidiary of Fairfax. The principal business of Resolution is reinsurance. The principal business and principal office address of Resolution is #12 Pine Commercial, The Pine, St. Michael, Barbados, BB11103;

27.	Northbridge Financial Corporation (“Northbridge Financial”), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. The principal business address and principal office address of Northbridge Financial is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada M5H 1P9;

28.	Northbridge General Insurance Corporation ("NGIC"), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. The principal business of NGIC is property and casualty insurance. The principal business and principal office address of NGIC is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada, M5H 1P9;

29.	1102952 B.C. Unlimited Liability Company (“1102952”), a corporation incorporated under the laws of British Columbia, is a wholly owned subsidiary of Fairfax. 1102952 is a holding company. The principal business and principal office address of 1102952 is 1600 - 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2;

30.	Allied World Assurance Company Holdings, Ltd (“Allied Holdings Bermuda”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. Allied Holdings Bermuda is a holding company. The principal business and principal office address of Allied Holdings Bermuda is 27 Richmond Road, Pembroke, Bermuda;

31.	Allied World Assurance Company (Europe) dac (“Allied Europe”), a corporation incorporated under the laws of Ireland, is a subsidiary of Fairfax. The principal business of Allied Europe is insurance. The principal business and principal office address of Allied Europe is 3rd Floor, Georges Quay Plaza, Georges Quay, Dublin 2, Ireland;

32.	Allied World Assurance Company Holdings I, Ltd (“Allied Holdings I Ltd”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. Allied Holdings I Ltd is a holding company. The principal business and principal office address of Allied Holdings I Ltd is 27 Richmond Road, Pembroke, Bermuda, HM 08;

33.	Allied World Assurance Company, Ltd (“Allied Assurance”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. The principal business of Allied Assurance is insurance. The principal business and principal office address of Allied Assurance is 27 Richmond Road, Pembroke, Bermuda, HM 08;

34.	Allied World Assurance Holdings (Ireland) Ltd (“Allied Ireland”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. Allied Ireland is a holding company. The principal business and principal office address of Allied Ireland is 27 Richmond Road, Pembroke, Bermuda, HM 08;

35.	Allied World Assurance Holdings (U.S.) Inc. (“Allied U.S.”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. Allied U.S. is a holding company. The principal business and principal office address of Allied U.S. is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

36.	Allied World Insurance Company (“Allied Insurance”), a corporation incorporated under the laws of New Hampshire, is a subsidiary of Fairfax. The principal business of Allied Insurance is insurance. The principal business and principal office address of Allied Insurance is 10 Ferry Street, Suite 313, Concord, New Hampshire, USA, 03301;

37.	AW Underwriters Inc. (“AW”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business AW is as an insurance agency. The principal business and principal office address of AW is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808;

38.	Allied World Specialty Insurance Company (“Allied Specialty”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business of Allied Specialty is insurance. The principal business and principal office address of Allied Specialty is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808;

39.	Allied World Surplus Lines Insurance Company (“Allied Lines”), a corporation incorporated under the laws of Arkansas, is a subsidiary of Fairfax. The principal business of Allied Lines is insurance. The principal business and principal office address of Allied Lines is 425 West Capitol Avenue, Suite 1800, Little Rock, Arkansas, USA, 72201-3525;

40.	Allied World Assurance Company (U.S.) Inc. (“Allied Assurance U.S.”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business of Allied Assurance U.S. is insurance. The principal business and principal office address of Allied Assurance U.S. is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808; and

41.	CRC Reinsurance Limited (“CRC”), a corporation incorporated under the laws of Barbados, is a wholly owned subsidiary of Fairfax. The principal business of CRC is reinsurance. The principal business and principal office address of CRC is #12 Pine Commercial, The Pine, St. Michael, Barbados, BB11103.

Neither the filing of this Schedule 13D nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 810 Holdco, Holdco, Sixty Two, 12002574, Fairfax, FFHL, Fairfax US, Fairfax Barbados, Wentworth, Brit, Brit Insurance, Brit Syndicates, Brit Reinsurance, Odyssey, Odyssey Group, Odyssey Reinsurance, Newline UK, Newline, Newline Insurance, Crum & Forster, United States Fire, North River, ZNIC, Zenith, Resolution, Northbridge Financial, NGIC, 1102952, Allied Holdings Bermuda, Allied Europe, Allied Holdings I Ltd, Allied Assurance, Allied Ireland, Allied U.S., Allied Insurance, AW, Allied Specialty, Allied Lines, Allied Assurance U.S. or CRC that it is the beneficial owner of Shares referred to herein for purposes of Section 13(d) or 13(g) of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of each of the Reporting Persons is set forth in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH, II, JJ, KK, LL, MM and NN as the case may be, and such Annexes are incorporated herein by reference.

Pursuant to Rule 13d-1(k) under the Exchange Act, the Reporting Persons have agreed to file jointly one statement with respect to their ownership of Shares.

During the last five years, none of the Reporting Persons, and to the best of each such Reporting Person’s knowledge, none of the executive officers or directors of such Reporting Person have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.”

Item 5.	Interest in the Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

“(a)         Based on the most recent information available, the aggregate number and percentage of Shares (the securities identified by Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

The calculation of Fairfax beneficial ownership includes 458,682 Shares over which Fairfax exercises investment discretion, but which are subject to the Asset Value Loan Notes as described in Item 6 of this Schedule 13D.

The percentage of Shares beneficially owned by each of the Reporting Persons was calculated based on 157,389,298 Shares deemed to be outstanding pursuant to Rule 13d-3, comprised of 139,390,837 Shares reported by Kennedy-Wilson to be issued and outstanding as of May 2, 2023 and 17,998,461 Shares underlying warrants and beneficially owned by the Reporting Persons.

(b)          The numbers of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

(c)          Except as described herein, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH, II, JJ, KK, LL, MM and NN beneficially owns, or has acquired or disposed of, any Shares during the last 60 days.

(d)          No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Shares held by the Reporting Persons other than each of the Reporting Persons.

(e)          Not applicable.”

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Original Schedule 13D is hereby amended and supplemented by the addition of the following:

“Amendment No. 1 to 6.00% Series C Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement

On June 16, 2023, Kennedy-Wilson entered into an amendment to the New Securities Purchase Agreement with the Purchasers to rank the 6.00% Series C Preferred Stock junior to Kennedy-Wilson’s 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (“Series A Preferred Stock”) and 4.75% Series B Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”) with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up.”

The text appearing under the following headings in Item 6 of the Original Schedule 13D are hereby amended and restated in their entirety to read as follows:

“Certificate of Designations Establishing the 6.00% Series C Cumulative Perpetual Preferred Stock

The powers, designations, preferences and other rights of the shares of Series C Preferred Stock are set forth in the Certificate of Designations establishing the Series C Preferred Stock (the “Series C Certificate of Designations”) filed by Kennedy-Wilson with the Secretary of State of the State of Delaware on June 15, 2023.

The Series C Preferred Stock will rank junior to Kennedy-Wilson’s Series A Preferred Stock and Series B Preferred Stock, and senior, with respect to dividend and distribution rights and rights upon Kennedy-Wilson’s liquidation, dissolution or winding up, to Shares, and each other class or series of capital stock Kennedy-Wilson may issue in the future the terms of which do not expressly provide that it ranks on parity with or senior to the Series C Preferred Stock as to dividend and distribution rights and rights upon Kennedy-Wilson’s liquidation, dissolution or winding-up (Shares and such other capital stock, “Junior Securities”). If Kennedy-Wilson voluntarily or involuntarily liquidates, dissolves or winds up, then, subject to the rights of any indebtedness or senior-ranking securities, the holders of each share of Series C Preferred Stock will be entitled to receive liquidating distributions in an amount equal to the $1,000 per share, plus all accrued and unpaid dividends on such share to, and including, the date of such liquidation, out of assets legally available for distribution to Kennedy-Wilson’s stockholders, before any distribution of assets is made to the holders of Shares or any other Junior Securities. After payment of the full amount of such liquidating distributions, holders of the Series C Preferred Stock will not be entitled to any further participation in any distribution of assets by, and will have no right or claim to any remaining assets of, Kennedy-Wilson.

Holders of Series C Preferred Stock are entitled to receive cumulative cash dividends, payable quarterly on the $1,000 per share liquidation preference of the Series C Preferred Stock, at a rate of 6.00% per annum, when, as and if declared by Kennedy-Wilson’s Board of Directors out of assets legally available for the payment of such dividends.

At any time, Kennedy-Wilson will have the right, at its option, to redeem the Series C Preferred Stock, in whole or in part, for cash. In connection with any redemption, the redemption price will equal $1,000 per share of Series C Preferred Stock to be redeemed, plus accrued and unpaid dividends. Holders of New Warrants and Series C Preferred Stock will have the right to exercise their New Warrants by extinguishing their Series C Preferred Stock at a price of $1,000 per share, plus accrued and unpaid dividends, and apply this payment to reduce the aggregate exercise price of the holders’ New Warrants subject to certain restrictions.

If Kennedy-Wilson executes and delivers an agreement whose performance would result in a change-of-control event that constitutes a “Fundamental Change” under the Series C Certificate of Designations, Kennedy-Wilson will, to the extent it has funds legally available to do so, and subject to certain limitations, be required to redeem the Series C Preferred Stock for cash at a redemption price equal to $1,000 per share of Series C Preferred Stock to be repurchased, plus accrued and unpaid dividends.

At any time that a holder of New Warrants (as defined above) exercises such New Warrants in accordance with the New Warrant Agreement (as defined below) such holder will have the right, at its option, to require Kennedy-Wilson to extinguish a number of shares of Series C Preferred Stock held by such holder, valued at a price equal to $1,000 per share of Series C Preferred Stock to be extinguished, plus accrued and unpaid dividends (the “Setoff Price”), that is no greater than the aggregate exercise price for such exercised New Warrants. Pursuant to the New Warrant Agreement, the Setoff Price for the Series C Preferred Stock to be extinguished will be applied to reduce (in whole or in part) the amount payable in respect of the aggregate exercise price for such exercised New Warrants. Upon such holder’s exercise of the foregoing extinguishment right with respect to any shares of Series C Preferred Stock, Kennedy-Wilson will extinguish and cancel such shares of Series C Preferred Stock.

The holders of Series C Preferred Stock will be entitled to vote with the holders of Shares as a single class only to the extent such holders are the holders of New Warrants in accordance with the New Warrant Agreement, assuming, for these purposes, that such holders owned Shares that would be issuable upon a non-cashless exercise of their New Warrants; provided, however, that prior to obtaining the “Requisite Stockholder Approval” (as defined in the Series C Certificate of Designations), such holders will not have the right to vote to the extent, and only to the extent, that such right to vote would result in such holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such holder, having voting power in excess of nineteen and nine tenths percent (19.9%) of the then-outstanding shares of Kennedy-Wilson’s common stock. So long as any shares of Series C Preferred Stock are outstanding, the consent of holders of at least two-thirds of the outstanding Series C Preferred Stock (in certain circumstances, voting together with the holder of any other preferred stock having similar voting rights) will be required for the following events, subject to certain limitations: (1) the amendment of Kennedy-Wilson’s certificate of incorporation or the Series C Certificate of Designations to authorize or create, or increase the authorized amount of, any shares of any class or series of Kennedy-Wilson’s capital stock that ranks on parity with or senior to the Series C Preferred Stock with respect to the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of Kennedy-Wilson; (2) any amendment, alteration or repeal of any provision of Kennedy-Wilson’s certificate of incorporation or the Series C Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock; and (3) certain binding share exchanges or reclassifications involving the Series C Preferred Stock, or certain mergers or consolidations of Kennedy-Wilson with another entity (unless, in the case of this clause (3), either (x) the Series C Preferred Stock remains outstanding following the relevant transaction or is exchanged for substantially similar preference securities of the surviving entity or (y) such exchange, reclassification, merger or consolidation would constitute a “Fundamental Change” under the Series C Certificate of Designations where Kennedy-Wilson is required to redeem all outstanding shares of Series C Preferred Stock).

In addition, if dividends on any shares of Series C Preferred Stock are not declared and paid, on a cumulative basis, for the equivalent of four or more dividend periods, whether or not consecutive (a “Nonpayment Event”), then, subject to certain limitations, the size of Kennedy-Wilson’s board of directors will automatically be increased by two and the holders of Series C Preferred Stock (in certain cases, voting together with the holders of any other series of preferred stock having similar voting rights) will be entitled to vote for the election of the two additional directors (the “Preferred Stock Directors”). However, it will be a condition for the election for any such Preferred Stock Director that the election of such director will not cause Kennedy-Wilson to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which Kennedy-Wilson’s securities may then be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. If and when all accrued and unpaid dividends in respect of all prior completed dividend periods have been paid in full, or declared and a sum sufficient for such payment has been set aside, on the Series C Preferred Stock (and any other series of preferred stock having similar voting rights) for two consecutive dividend periods after the relevant Nonpayment Event, then the term of the Preferred Stock Directors will immediately end and the holders of the Series C Preferred Stock will immediately be divested of the foregoing voting rights, until and unless a subsequent Nonpayment Event occurs. If a Nonpayment Event occurs and the Preferred Stock Directors are unable to take office because doing so would cause the size of Kennedy-Wilson’s board of directors to exceed limitations set forth in its Certificate of Incorporation, then the dividend rate on the Series C Preferred Stock will be increased to 8.00% per annum until the earlier of (x) the time when the Preferred Stock Directors take office; and (y) all accrued and unpaid dividends in respect of all prior completed dividend periods have been paid in full, or declared and a sum sufficient for such payment has have been set aside, on the Series C Preferred Stock (and any other series of preferred stock having similar voting rights) for two consecutive dividend periods after such Nonpayment Event.

The foregoing description of the Series C Certificate of Designations is not complete and is subject to, and qualified in its entirety by, the full text of the Series C Certificate of Designations, a copy of which is filed herewith as Exhibit 99.10 and incorporated herein by reference, and, where applicable, the full text of the form of New Warrant Agreement together with the form of New Warrant attached thereto, a copy of which is filed as Exhibit 99.11.

New Warrant Agreement

The terms of the New Warrants are set forth in a New Warrant Agreement entered into by and among Kennedy-Wilson and the Purchasers (together with their permitted assigns, the “New Warrant Holders”) on the Closing Date (the “New Warrant Agreement”). Each New Warrant will initially be exercisable for one (1) Share at an exercise price per New Warrant of $16.21. New Warrants may be exercised by the holder thereof on or before the date that is the seventh anniversary of the issue date of the New Warrants. Holders of the New Warrants are not able to transfer, pledge or otherwise dispose of any New Warrant or any beneficial or other interest therein to another person who is not a permitted transferee under the New Warrant Agreement without Kennedy-Wilson’s prior written consent. Subject to certain restrictions, New Warrant Holders will be able to exercise their New Warrants by (i) paying the exercise price (x) in cash or (y) by the extinguishment shares of Series C Preferred Stock held by such New Warrant holder in accordance with its Certificate of Designation; or (ii) cashless exercise.

Upon the exercise of any New Warrant, Kennedy-Wilson will settle such exercise by delivering the requisite number of Shares, together with cash in lieu of fractional shares, if any; provided, however, that prior to obtaining the “Requisite Stockholder Approval” (as defined in the New Warrant Agreement), no Shares will be issued or delivered upon exercise of any New Warrant of any holder, and no New Warrant of any holder will be exercisable, in each case to the extent, and only to the extent, that such issuance, delivery, exercise or exercisability would result in such holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such holder, beneficially owning in excess of nineteen and nine tenths percent (19.9%) of the then-outstanding Shares or the voting power thereof. The exercise price and number of Shares for which each New Warrant is exercisable is subject to adjustment pursuant to customary anti-dilution adjustment provisions.

The foregoing description of the New Warrant Agreement entered into by Kennedy-Wilson and the Purchasers as of the Closing Date is not complete and is subject to, and qualified in its entirety by, the full text of the form of New Warrant Agreement together with the form of New Warrant attached thereto, a copy of which is filed herewith as Exhibit 99.12 and incorporated herein by reference, and, where applicable, the full text of the form of the Series C Certificate of Designations, a copy of which is filed herewith as Exhibit 99.10 and incorporated herein by reference.”

Item 7.	Material to be Filed as Exhibits.

Item 7 of the Original Schedule 13D is hereby amended and supplemented by the addition or substitution, as applicable, of the following exhibits:

Ex. 99.1	Joint filing agreement, dated as of June 20, 2023, between V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, 12002574 Canada Inc., Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (US) Inc., Fairfax Barbados, Wentworth, Brit Limited, Brit Insurance Holdings Limited, Brit Syndicates Limited, Brit Reinsurance (Bermuda) Limited, Brit UW Limited, Odyssey US Holdings Inc., Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, Zenith National Insurance Corp., Zenith Insurance Company, Resolution Group Reinsurance (Barbados) Limited, Northbridge Financial, NGIC, 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd, Allied Europe, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company, Allied World Surplus Lines Insurance Company, Allied World Assurance Company (U.S.) Inc. and CRC.

Ex. 99.10:	Series C Certificate of Designations Establishing the 6.00% Series C Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by Kennedy-Wilson with the SEC on June 16, 2023).

Ex. 99.11:	Form of New Warrant Agreement (incorporated by reference to Exhibit 4.2 to the Form 8-K filed by Kennedy-Wilson with the SEC on June 5, 2023).

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	V. Prem Watsa

	By:	/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	The Second 810 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	The Second 1109 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	12002574 Canada Inc.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Fairfax Financial Holdings Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	President and Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	FFHL Group Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Fairfax (US) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Fairfax (Barbados) International Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Wentworth Insurance Company Ltd.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Brit Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Brit Insurance Holdings Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Brit Syndicates Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Brit Reinsurance (Bermuda) Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Odyssey US Holdings Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Odyssey Group Holdings, Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Odyssey Reinsurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Newline Holdings UK Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Newline Corporate Name Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Newline Insurance Company Limited

	By:	/s/ Robert B. Kastner
		Name:	Robert B. Kastner
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Crum & Forster Holdings Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	United States Fire Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	The North River Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Zenith National Insurance Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Zenith Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Resolution Group Reinsurance (Barbados) Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Northbridge Financial Corporation

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Northbridge General Insurance Corporation

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	1102952 B.C. Unlimited Liability Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Allied World Assurance Company Holdings, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Allied World Assurance Company (Europe) dac

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Allied World Assurance Company Holdings I, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Allied World Assurance Company, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Allied World Assurance Holdings (Ireland) Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Allied World Assurance Holdings (U.S.) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Allied World Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	AW Underwriters Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Allied World Specialty Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Allied World Surplus Lines Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	Allied World Assurance Company (U.S.) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2023	CRC Reinsurance Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

Annex Index

Annex	Description
A	Directors and Executive Officers of The Second 810 Holdco Ltd.
B	Directors and Executive Officers of The Second 1109 Holdco Ltd.
C	Directors and Executive Officers of The Sixty Two Investment Company Limited
D	Directors and Executive Officers of 12002574 Canada Inc.
E	Directors and Executive Officers of Fairfax Financial Holdings Limited
F	Directors and Executive Officers of FFHL Group Ltd.
G	Directors and Executive Officers of Fairfax (US) Inc.
H	Directors and Executive Officers of Fairfax (Barbados) International Corp.
I	Directors and Executive Officers of Wentworth Insurance Company Ltd.
J	Directors and Executive Officers of Brit Limited
K	Directors and Executive Officers of Brit Insurance Holdings Limited
L	Directors and Executive Officers of Brit Syndicates Limited
M	Directors and Executive Officers of Brit Reinsurance (Bermuda) Limited
N	Directors and Executive Officers of Odyssey US Holdings Inc.
O	Directors and Executive Officers of Odyssey Group Holdings, Inc.
P	Directors and Executive Officers of Odyssey Reinsurance Company
Q	Directors and Executive Officers of Newline Holdings UK Limited
R	Directors and Executive Officers of Newline Corporate Name Limited
S	Directors and Executive Officers of Newline Insurance Company Limited
T	Directors and Executive Officers of Crum & Forster Holdings Corp.
U	Directors and Executive Officers of United States Fire Insurance Company
V	Directors and Executive Officers of The North River Insurance Company
W	Directors and Executive Officers of Zenith National Insurance Corp.
X	Directors and Executive Officers of Zenith Insurance Company
Y	Directors and Executive Officers of Resolution Group Reinsurance (Barbados) Limited
Z	Directors and Executive Officers of Northbridge Financial Corporation
AA	Directors and Executive Officers of Northbridge General Insurance Corporation
BB	Directors and Executive Officers of 1102952 B.C. Unlimited Liability Company
CC	Directors and Executive Officers of Allied World Assurance Company Holdings, Ltd
DD	Directors and Executive Officers of Allied World Assurance Company (Europe) dac
EE	Directors and Executive Officers of Allied World Assurance Company Holdings I, Ltd
FF	Directors and Executive Officers of Allied World Assurance Company, Ltd
GG	Directors and Executive Officers of Allied World Assurance Holdings (Ireland) Ltd
HH	Directors and Executive Officers of Allied World Assurance Holdings (U.S.) Inc.
II	Directors and Executive Officers of Allied World Insurance Company
JJ	Directors and Executive Officers of AW Underwriters Inc.
KK	Directors and Executive Officers of Allied World Specialty Insurance Company
LL	Directors and Executive Officers of Allied World Surplus Lines Insurance Company
MM	Directors and Executive Officers of Allied World Assurance Company (U.S.) Inc.
NN	Directors and Executive Officers of CRC Reinsurance Limited

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SECOND 810 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 810 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SECOND 1109 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 1109 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary and Director)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF

12002574 CANADA INC.

The following table sets forth certain information with respect to the directors and executive officers of 12002574 Canada Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Benjamin Watsa (Director)	Founder and President, Marval Capital Ltd. 77 King Street West, Suite 4545 Toronto, Ontario M5K 1K2	Canada

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Brandon W. Sweitzer (Director)	Dean, Maurice R. Greenberg School of Risk Management, Insurance and Actuarial Science, St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Bryan Bailey (Vice President, Tax)	Vice President, Tax Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Christine N. McLean (Director)	Portfolio Manager Fairbank Investment Management 7822 Yonge St Thornhill, ON L4J 1W3	Canada

David Johnston (Director)	Corporate Director, Ottawa, Canada	Canada

Eric P. Salsberg (Vice President and Corporate Secretary)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jennifer Allen (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

John Varnell (Vice President, Corporate Development)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Karen L. Jurjevich (Director)	Principal, Branksome Hall and Chief Executive Officer, Branksome Hall Global 10 Elm Avenue Toronto, Ontario M4W 1N4	Canada

Lauren C. Templeton (Director)	Founder and President, Templeton and Phillips Capital Management, LLC 810 Scenic Highway Lookout Mountain, TN, USA 37350	United States

Michael Wallace (Vice President, Insurance Operations)	Vice President, Insurance Operations Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto ON M5J 2N7	Canada

Olivier Quesnel (Vice President and Chief Actuary)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto ON M5J 2N7	Canada

Peter Clarke (President and Chief Operating Officer)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

R. William McFarland (Director)	Corporate Director, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Timothy R. Price (Director)	Chairman of Brookfield Funds, Brookfield Asset Management Inc. c/o Edper Financial Group 51 Yonge Street, Suite 400 Toronto, ON M5E 1J1	Canada

V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Vinodh Loganadhan (Vice President, Administrative Services)	Vice President, Administrative Services, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

William Weldon (Director)	Independent Business Consultant, Florida, United States	United States

Brian Porter (Director)	Corporate Director, Toronto, Ontario, Canada	Canada

Derek Bulas (Vice President and Chief Legal Officer)	Vice President and Chief Legal Officer Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7 Canada	Canada and United States

Thomas Rowe (Vice President, Corporate Affairs)	Vice President, Corporate Affairs Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7 Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Jean Cloutier (Vice President, International Operations)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF

FFHL GROUP LTD.

The following table sets forth certain information with respect to the directors and executive officers of FFHL Group Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President and Director)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Vice President and Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Vice President and Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Chief Executive Officer and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX (US) INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (US) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Chairman, Vice President and Director)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Sonja Lundy (Director, President, Chief Executive Officer and Secretary)	Director, President, Chief Executive Officer and Secretary, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Cherith Valka (Vice President and Assistant Secretary)	Tax Manager Fairfax (US) Inc. 2850 Lake Vista Drive, Ste 150 Lewisville , TX 75067	United States

Lance Caskey (Vice President and Treasurer)	Senior Tax Manager Fairfax (US) Inc. 2850 Lake Vista Drive, Ste 150 Lewisville, TX 75067	United States

Jonathan Godown (Director)	Executive Vice President Fairfax Insurance Group c/o 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7 Canada	United States

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX (BARBADOS) INTERNATIONAL CORP.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (Barbados) International Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United Kingdom

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United States

Jean Cloutier (Chairman)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario, M5J 2N7	Canada

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

Niall Tully (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Paul Mulvin (Vice President)	Vice President, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Simon P.G. Lee (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United Kingdom

Randy Graham (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF

WENTWORTH INSURANCE COMPANY LTD.

The following table sets forth certain information with respect to the directors and executive officers of Wentworth Insurance Company Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United Kingdom

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United States

Jean Cloutier (Chairman)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario, M5J 2N7	Canada

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

Niall Tully (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Paul Mulvin (Vice President)	Vice President, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Sammy S.Y. Chan (Vice President)	Vice President, Fairfax Asia Limited 41/F Hopewell Centre 183 Queen’s Road East Room 411, Wanchai	Canada

Randy Graham (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrea Welsch (Director)	Independent Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Gordon Campbell (Director)	Senior Independent Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	Canada

Ken Miner (Independent Non-Executive Director)	Strategic Advisor, OMERS Administration Corporation 100 Adelaide Street West Toronto ON M5H 0E2 Canada	Canada

Mark Allan (Executive Director)	Executive Director, Brit Limited and Ki CEO, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Martin Thompson (Director)	Group Chief Executive Officer Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Simon P.G. Lee (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT INSURANCE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Insurance Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Antony Usher (Director)	Group Financial Controller, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Christopher Denton (Director)	Group Head of ILS and Capital Management and Chief Underwriting Officer, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United Kingdom

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Stuart Dawes (Director)	Head of Group Financial Performance, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT SYNDICATES LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Syndicates Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrea Welsch (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Caroline Ramsay (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Christiern Dart (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Mark Allan (Director)	Executive Director, Brit Limited and Ki CEO, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Martin Thompson (Director)	Group Chief Executive Officer Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Pinar Yetgin (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Simon P.G. Lee (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT REINSURANCE (BERMUDA) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Reinsurance (Bermuda) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alan Waring (Director)	Independent Non-Executive Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	Ireland

Christopher Denton (Director)	Group Head of ILS and Capital Management and Chief Underwriting Officer, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United Kingdom

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Graham Pewter (Director)	Independent Non-Executive Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United Kingdom

Karl Grieves (Director)	Finance and Operations Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United Kingdom

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY US HOLDINGS INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey US Holdings Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President, Corporate Secretary, and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President, Chief Financial Officer, Controller and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY GROUP HOLDINGS, INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Group Holdings, Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrew A. Barnard (Chairman of the Board)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Brandon W. Sweitzer (Director)	Dean, Maurice R. Greenberg School of Risk Management, Insurance and Actuarial Science, St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Brian D. Young (President, Chief Executive Officer and Director)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Chief Financial Officer)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Peter H. Lovell (Executive Vice President, General Counsel and Corporate Secretary)	Executive Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Executive Vice President)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Brian D. Young (Chairman)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Carl A. Overy (Global Chief Executive Officer)	Global Chief Executive Officer, Odyssey Reinsurance Company 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Robert S. Pollock (CEO, London Market Division)	Chief Executive Officer, London Market Division, Odyssey Reinsurance Company, 1 Fen Court, London, England, EC3M 5BN	United States

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Isabelle Dubots-Lafitte (Executive Vice President)	Chief Executive Officer, EMEA, Odyssey Reinsurance Company 14 Rue Du 4 Septembre 75002 Paris France	United States

Jan Christiansen (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Executive Vice President)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Joseph A. Guardo (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Lucien Pietropoli (Executive Vice President)	Chief Executive Officer, Asia Pacific, Odyssey Reinsurance Company 1 Finlayson Green #17-00 Singapore 049246	France

Peter H. Lovell (Executive Vice President, General Counsel and Corporate Secretary)	Executive Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Philippe Mallier (Executive Vice President)	Chief Executive Officer, Latin America Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE HOLDINGS UK LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Holdings UK Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Henry J. L. Withinshaw (Company Secretary)	Chief Operating Officer, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Alane R. Carey (Non-Executive Director and Chairman of the Board of Directors)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Sonny Kapur (Director)	Chief Financial Officer, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Robert B. Kastner (Director)	Head of Claims, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

ANNEX R

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE CORPORATE NAME LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Corporate Name Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Non-Executive Director and Chairman of the Board of Directors)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Henry J. L. Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Sonny Kapur (Director)	Chief Financial Officer, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

ANNEX S

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE INSURANCE COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Insurance Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Non-Executive Director)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Carl A. Overy (Director)	Global Chief Executive Officer, Odyssey Reinsurance Company 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Henry J. L. Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Malcolm J. Beane (Independent Non-Executive Director)	Independent Non-Executive Director, Newline Insurance Company Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Michael G. Wacek (Non-Executive Director and Chairman of the Board of Directors)	Chairman of the Board of Directors, Newline Insurance Company Limited 300 First Stamford Place Stamford, Connecticut 06902	United States

Neil D. Duncan (Director)	Chief Actuary and Chief Risk Officer, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Robert B. Kastner (Director)	Head of Claims, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Rosemary F. Beaver (Independent Non-Executive Director)	Independent Non-Executive Director, Newline Insurance Company Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Sonny Kapur (Director)	Chief Financial Officer, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Andrew Pecover (Director)	Chief Underwriting Officer, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

ANNEX T

DIRECTORS AND EXECUTIVE OFFICERS OF

CRUM & FORSTER HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Crum & Forster Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Arleen A. Paladino (Executive Vice President, Chief Financial Officer, Treasurer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Michael P. McTigue (Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Olivier Quesnel (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto ON M5J 2N7	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX U

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Senior Vice President and Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President,Chief Executive Officer and Chairman Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Michael P. McTigue (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX V

DIRECTORS AND EXECUTIVE OFFICERS OF

THE NORTH RIVER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of The North River Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Senior Vice President and Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Michael P. McTigue (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX W

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH NATIONAL INSURANCE CORP.

The following table sets forth certain information with respect to the directors and executive officers of Zenith National Insurance Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Antonio Gaitan (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Chad J. Helin (Executive Vice President, General Counsel, Secretary and Director)	Executive Vice President, General Counsel and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Davidson M. Pattiz (President and Chief Operating Officer)	President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jack D. Miller (Director)	Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Kari L. Van Gundy (Chairperson, Chief Executive Officer and Director)	Chairperson, Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Olivier Quesnel (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto ON M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX X

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Antonio Gaitan (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Chad J. Helin (Executive Vice President, General Counsel and Director)	Executive Vice President, General Counsel and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Davidson M. Pattiz (President and Chief Operating Officer)	President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Eden M. Feder (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jack D. Miller (Director)	Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jason T. Clarke (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Kari L. Van Gundy (Chief Executive Officer, Chairperson of the Board and Director)	Chief Executive Officer, Chairperson of the Board and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Michael F. Cunningham (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Paul R. Ramont (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

ANNEX Y

DIRECTORS AND EXECUTIVE OFFICERS OF

RESOLUTION GROUP REINSURANCE (BARBADOS) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Resolution Group Reinsurance (Barbados) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United Kingdom

Deborah Irving (Vice President)	Executive Vice President, Chief Financial Officer Riverstone 250 Commercial St. Suite 5000 Manchester, NH 03101	United States

Janice Burke (Managing Director)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United States

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

Nicholas C. Bentley (Chairman)	Chairman, Chief Executive Officer, President and Director, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Randy Graham (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

ANNEX Z

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE FINANCIAL CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Financial Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

George Halkiotis (President, Federated Insurance)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Paul Gardner (Senior Vice President, Corporate Underwriting and Risk Services)	Senior Vice President, Corporate Underwriting and Risk Services, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Shari Dodsworth (Senior Vice President Ontario, Atlantic and Western Region)	Senior Vice President Ontario, Atlantic and Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Ilda Dinis (Senior Vice President Customer Innovation and Experience)	Senior Vice President Customer Innovation and Experience, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Todd MacGuillivray (Senior Vice President Transportation and Specialty Risk)	Senior Vice President Transportation and Specialty Risk, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX AA

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE GENERAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge General Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Bryan S. Smith (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lambert Morvan (Chief Operating Officer)	Chief Operating Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Paul Gardner (Senior Vice President, Corporate Underwriting and Risk Services)	Senior Vice President, Corporate Underwriting and Risk Services, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX BB

DIRECTORS AND EXECUTIVE OFFICERS OF

1102952 B.C. UNLIMITED LIABILITY COMPANY

The following table sets forth certain information with respect to the directors and executive officers of 1102952 B.C. Unlimited Liability Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX CC

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Graham Collis (Director)	Retired	Bermuda

Jean Cloutier (Director)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Ken Miner (Director)	Strategic Advisor, OMERS Administration Corporation 100 Adelaide Street West Toronto ON M5H 0E2 Canada	Canada

Louis Iglesias (Chairman of the Board of Directors, President & Chief Executive Officer)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Scott Hunter (Director)	Retired	Bermuda

ANNEX DD

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY (EUROPE) DAC

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company (Europe) dac.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Darren Jacobs (Chief Underwriting Officer, Global Markets Division)	Senior Vice President, Chief Underwriting Officer, Allied World Managing Agency Limited 19th Floor, 20 Fenchurch Street London EC3M 3BY United Kingdom	United Kingdom

Jim O’Mahoney (Director)	Retired	Ireland

Lee Dwyer (Director and Managing Director)	Director and President, Allied World Assurance Holdings (Ireland) Ltd. 3rd Floor, Georges Quay Plaza Georges Quay Dublin 2 Ireland	United Kingdom

Michael Stalley (Director)	Retired	United Kingdom

Neil Macmillan (Director)	Retired	United Kingdom

Peter Ford (Executive Vice President, Head of European Insurance Division)	Executive Vice President, Head of European Insurance Division, Allied World Managing Agency Limited 19th Floor, 20 Fenchurch Street London EC3M 3BY United Kingdom	United States

Sean Hehir (Director)	Retired	Ireland

ANNEX EE

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings I, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Colm Singleton (Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX FF

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Colm Singleton (Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX GG

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (Ireland) Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jim O’Mahoney (Director)	Retired	Ireland

Lee Dwyer (Director and President)	Director and President, Allied World Assurance Holdings (Ireland) Ltd 3rd Floor, Georges Quay Plaza Georges Quay Dublin 2	United Kingdom

Sean Hehir (Director)	Retired	Ireland

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX HH

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (U.S.) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
John Bender (Director and CEO, Global Reinsurance)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director and Chief Operating Officer)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX II

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Kevin Marine (President & Chief Underwriting Officer, Global Reinsurance)	President & Chief Underwriting Officer, Global Reinsurance, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX JJ

DIRECTORS AND EXECUTIVE OFFICERS OF

AW UNDERWRITERS INC.

The following table sets forth certain information with respect to the directors and executive officers of AW Underwriters Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX KK

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX LL

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD SURPLUS LINES INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Surplus Lines Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX MM

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company (U.S.) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX NN

DIRECTORS AND EXECUTIVE OFFICERS OF

CRC REINSURANCE LIMITED

The following table sets forth certain information with respect to the directors and executive officers of CRC Reinsurance Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United Kingdom

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United States

Jean Cloutier (Chairman)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario, M5J 2N7	Canada

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

Niall Tully (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Paul Mulvin (Vice President)	Vice President, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Sammy S.Y. Chan (Vice President)	Vice President, Fairfax Asia Limited Room 4111, 41st Floor Hopewell Centre, No. 183 Queen’s Road East, Wanchai,	Hong Kong

Randy Graham (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

Exhibit Index

Exhibit No.	Description
Ex. 99.1	Joint filing agreement, dated as of June 20, 2023, between V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, 12002574 Canada Inc., Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (US) Inc., Fairfax Barbados, Wentworth, Brit Limited, Brit Insurance Holdings Limited, Brit Syndicates Limited, Brit Reinsurance (Bermuda) Limited, Brit UW Limited, Odyssey US Holdings Inc., Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, Zenith National Insurance Corp., Zenith Insurance Company, Resolution Group Reinsurance (Barbados) Limited, Northbridge Financial, NGIC, 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd, Allied Europe, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company, Allied World Surplus Lines Insurance Company, Allied World Assurance Company (U.S.) Inc. and CRC.

Ex. 99.10:	Series C Certificate of Designations Establishing the 6.00% Series C Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by Kennedy-Wilson with the SEC on June 16, 2023).

Ex. 99.11:	Form of New Warrant Agreement (incorporated by reference to Exhibit 4.2 to the Form 8-K filed by Kennedy-Wilson with the SEC on June 5, 2023).